UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of Earliest Event Reported): February 1, 2002


                    FISHER SCIENTIFIC INTERNATIONAL INC.
           (Exact name of registrant as specified in its charter)


                                  Delaware
               (State or other jurisdiction of incorporation)


           1-10920                                   02-0451017
    (Commission File No.)                 (IRS Employer Identification No.)


         One Liberty Lane, Hampton, New Hampshire                      03842
        (Address of principal executive offices)                    (Zip Code)


     Registrant's telephone number, including area code: (603) 926-5911


                               Not Applicable
       (Former name or former address, if changed since last report)



Item 5.   Other Events.

         On February 1, 2002, Fisher Scientific International Inc. (the "Company") announced its financial results for the quarter ended December 31, 2001 and the year ended 2001.


Fourth-Quarter 2001 Results

         Sales for the fourth quarter increased 17.1 percent to $754.7 million compared with $644.7 million in the corresponding period of 2000. The Company's e-commerce sales increased to $151.7 million, or 20.1 percent of total sales, compared with $100.7 million, or 15.6 percent of total sales, in the fourth quarter of 2000.

         Fourth-quarter net income, excluding nonrecurring and restructuring-related expenses, increased to $16.3 million, or 28 cents per diluted share, compared with $9.7 million, or 22 cents per diluted share, in the fourth quarter of 2000. Net income was $11.0 million, or 19 cents per diluted share, versus a loss of $8.3 million, or 21 cents per diluted share, in the fourth quarter of 2000.

         Earnings before interest, taxes, depreciation and amortization (EBITDA), excluding nonrecurring and restructuring-related expenses, increased 36.0 percent to $72.6 million compared with $53.4 million in the same period of the prior year.

Special Items

         o The Company completed its acquisition of Cole-Parmer, a global manufacturer and distributor of specialty instruments, equipment and supplies to the scientific-research and industrial markets, last November. Its 2001 results since the date of purchase are included in the Company's domestic-distribution segment.

         o In the fourth quarter of 2001, the Company implemented a plan to accelerate the integration of its international operations and continue streamlining domestic operations, including consolidating certain distribution centers. The Company estimates that the total cost of the implementation of this plan will be approxi mately $10.7 million. The Company recorded $9.3 million of nonrecurring and restructuring-related charges in connection with the plan. The Company expects that implementation of the plan will reduce pretax expenses by approximately $6.0 million a year beginning in 2002. The Company intends to reinvest approxi mately $3.0 million of this savings in sales, marketing and distribution in support of its chemical and life-sciences product portfolios, resulting in expected net annual savings of $3.0 million beginning in 2002.

Full-Year Results

         For the year ended Dec. 31, 2001, sales totaled $2,880.0 million, a 9.8 percent increase from sales of $2,622.3 million in 2000. Excluding the effect of foreign exchange, sales totaled $2,897.7 million in 2001, a
10.5 percent increase from comparable 2000 sales. E-commerce sales increased to $518.0 million, or 18.0 percent of total sales for 2001, compared with $367.0 million, or 14.0 percent of total sales, in 2000.

         Net income, excluding nonrecurring and restructuring-related expenses, increased 28.3 percent to $54.9 million, or diluted earnings per share of $1.04, compared with net income of $42.8 million, or 96 cents per share, in 2000. The dilutive effect of last year's public offering reduced 2001 earnings per share by 11 cents. Net income was $16.4 million, or 31 cents per diluted share, compared with $22.7 million, or 51 cents per diluted share, in 2000. EBITDA, excluding nonrecurring and restructuring-related expenses, increased 17.8 percent to $267.1 million in 2001, compared with $226.8 million in 2000.

         Operating cash flow in 2001 increased to $158.6 million compared with $107.2 million the prior year, reflecting improvements in receivables, inventory and payables management. Operating working capital as a percentage of sales was 8.9 percent compared with 8.1 percent in 2000. Excluding acquisitions, 2001 operating working capital as a percentage of sales improved to 6.6 percent versus 7.6 percent in 2000. Capital expenditures last year increased to $40.1 million from $29.4 million in 2000, primarily due to the Company's ongoing warehouse- consolidation program and acquisition-related expenditures.

Business-Segment Results

         Domestic distribution sales increased 20.6 percent to $644.1 million in the fourth quarter of 2001 compared with the same period in 2000. The segment's e-commerce sales for the quarter increased to $142.6 million, or 22.1 percent of sales, versus 18.4 percent of sales in the fourth quarter of 2000. Operating income increased to $44.9 million from $33.1 million in the corresponding period of 2000. For full-year 2001, domestic distribution sales reached $2,439.9 million compared with $2,187.3 in 2000, an 11.6 percent increase. Operating income for 2001 grew to $173.4 million, a 15.8 percent increase over the previous year.

         International distribution sales totaled $105.2 million in the latest quarter, a 3.0 percent increase from the fourth quarter of 2000. For the latest quarter, operating income totaled $4.4 million, flat with the same period in 2000. Sales for the full year increased to $425.4 million compared with $418.5 million in 2000, while operating income in 2001 increased to $13.6 million from $11.5 million in 2000. Excluding foreign-exchange effects, sales were $441.7 million, representing a 5.5 percent increase over the prior year. The operating performance of this segment, although showing improvement, is being addressed in the restructuring plan.

         Fourth-quarter sales of the laboratory-workstations segment increased 7.9 percent to $46.5 million from $43.1 million in the prior year, while operating income was $1.6 million compared with $0.6 million in the corresponding quarter of 2000. Full-year sales rose to $178.6 million, up 8.1 percent from the prior year. Operating income for the year was $4.9 million compared with $3.5 million in 2000.

         Order activity in the laboratory-workstations segment continued to be strong in the fourth quarter, with backlog increasing to $110 million, up 11 percent from the end of 2000.



                                      Fisher Scientific International Inc.
                                             Statement of Operations
                                      (in millions, except per share data)


                                                         Three Months Ended                 Year Ended
                                                            December 31,                   December 31,
                                                    -----------------------------  ----------------------------

                                                          2001            2000           2001           2000
                                                          ----            ----           ----           ----

Sales                                                  $    754.7     $     644.7     $  2,880.0    $   2,622.3

Cost of sales                                               557.2           486.2        2,142.8        1,974.0

Selling, general and administrative expense                 146.4           124.6          546.4          494.0

Restructuring and other charges (credits)                     8.1               -           59.7           (2.0)
                                                       ----------     -----------     ----------    -----------
Income from operations                                       43.0            33.9          131.1          156.3

Interest expense                                             24.6            24.1           99.5           99.1

Other (income) expense, net                                  (0.3)           23.7            1.3           19.4
                                                       ----------     -----------     ----------    -----------
Income before income taxes                                   18.7           (13.9)          30.3           37.8

Income tax provision                                          7.7            (5.6)          13.9           15.1
                                                       ----------     -----------     ----------    -----------
Net income                                             $     11.0     $      (8.3)    $     16.4    $      22.7
                                                       ==========     ===========     ==========    ===========

Net income per common share:

     Basic                                             $      0.20    $      (0.21)   $      0.33   $       0.57
                                                       ===========    ============    ===========   ============
     Diluted                                           $      0.19    $      (0.21)   $      0.31   $       0.51
                                                       ===========    ============    ===========   ============

Weighted average common shares outstanding:
     Basic                                                   54.1            40.1           49.4           40.1
                                                       ==========     ===========     ==========    ===========
     Diluted                                                 57.4            40.1           53.0           44.4
                                                       ==========     ===========     ==========    ===========

==================================================================================================================

Supplementary Information:
The following amounts exclude nonrecurring and restructuring-related charges

Income before income taxes                             $     18.7     $     (13.9)    $     30.3    $      37.8

Add restructuring and other charges (credits), net            8.1               -           59.7           (2.0)

Add nonrecurring operating charges                            0.4             4.9            1.5           10.4

Add nonrecurring investment writedown                           -            23.6              -           23.6

Income before income taxes excluding nonrecurring
     and restructuring-related charges                 $     27.2     $      14.6     $     91.5    $      69.8
                                                       ==========     ===========     ==========    ===========
Net income excluding nonrecurring and
     restructuring-related charges                     $     16.3     $       9.7     $     54.9    $      42.8
                                                       ==========     ===========     ==========    ===========
Diluted net income per common share excluding
     nonrecurring and restructuring-related charges    $      0.28    $       0.22    $      1.04   $       0.96
                                                       ===========    ============    ===========   ============




                                      Fisher Scientific International Inc.
                                                 Segment Results
                                                  (in millions)

                                            Three Months Ended                           Year Ended
                                               December 31,                             December 31,
                                    -----------------------------------  ------------------------------------------

                                                              Growth
                                      2001         2000        Rate          2001          2000        Growth Rate
                                      ----         ----        ----          ----          ----        -----------
              Revenue

Domestic Distribution               $   644.1    $   534.3        20.6%   $   2,439.9   $    2,187.3          11.6%

International Distribution              105.2        102.1         3.0%         425.4          418.5           1.7%

Laboratory Workstations                  46.5         43.1         7.9%         178.6          165.2           8.1%

Eliminations                            (41.1)       (34.8)           -        (163.9)        (148.7)             -
                                    ---------    ---------                -----------   ------------
Total                               $   754.7    $   644.7        17.1%   $   2,880.0   $    2,622.3           9.8%
                                    =========    =========                ===========   ============



                                            Three Months Ended                           Year Ended
                                               December 31,                             December 31,
                                  --------------------------------------  -----------------------------------------

                                          Operating           Operating            Operating            Operating
                                   2001    Margin      2000    Margin       2001    Margin      2000      Margin
                                   ----    ------      ----    ------       ----    ------      ----      ------

         Operating Income

Domestic Distribution                44.9   7.0%         33.1   6.2%         173.4   7.1%        149.8     6.9%

International Distribution            4.4   4.2%          4.4   4.3%          13.6   3.2%         11.5     2.8%

Laboratory Workstations               1.6   3.4%          0.6   1.4%           4.9   2.7%          3.5     2.1%

Eliminations                          0.6                 0.7                  0.4                (0.1)
                                  -------             -------             --------             -------
Segment sub-total                    51.5   6.8%         38.8   6.0%         192.3   6.7%        164.7     6.3%

Restructuring and other charges      (8.1)                  -                (59.7)                2.0

Nonrecurring charges                 (0.4)               (4.9)                (1.5)              (10.4)
                                  -------             -------             --------             -------
Total                             $  43.0   5.7%       $ 33.9   5.3%      $  131.1   4.6%       $156.3     6.0%
                                  =======             =======             ========             =======



                                      Fisher Scientific International Inc.
                                             Condensed Balance Sheet
                                                  (in millions)

                                                                                          December 31,
                                                                              -------------------------------------
                                                                                      2001             2000
                                                                                      ----             ----
ASSETS

Current assets:

Cash and cash equivalents                                                           $       75.1      $      66.0

Receivables, net                                                                           332.0            296.8

Inventories                                                                                261.4            224.2

Other current assets                                                                        89.3             63.6
                                                                                    ------------      -----------
     Total current assets                                                                  757.8            650.6

Property, plant and equipment                                                              322.1            251.3

Goodwill                                                                                   507.4            334.2

Other assets                                                                               251.9            149.6
                                                                                    ------------      -----------
         Total assets                                                               $    1,839.2      $   1,385.7
                                                                                    ============      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:

Short-term debt                                                                     $      75.7       $     47.6

Accounts payable                                                                           336.1            308.5

Accrued and other current liabilities                                                      225.9            151.7
                                                                                    ------------      -----------
Total current liabilities                                                                  637.7            507.8

Long-term debt                                                                             956.1            991.1

Other liabilities                                                                          222.1            198.5
                                                                                    ------------      -----------
Total liabilities                                                                        1,815.9          1,697.4
                                                                                    ------------      -----------

Commitments and contingencies

Stockholders' equity (deficit):

Common stock                                                                                 0.5              0.4

Capital in excess of par value                                                             661.1            326.0

Accumulated deficit                                                                       (555.5)          (571.9)

Other                                                                                      (82.8)           (66.2)
                                                                                    -------------     -----------
Total stockholders' equity (deficit)                                                        23.3           (311.7)
                                                                                    ------------      -----------
Total liabilities and stockholders' equity (deficit)                                $    1,839.2      $   1,385.7
                                                                                    ============      ===========

No amounts were outstanding under the receivables securitization facility at December 31, 2001 and 2000.




                           Fisher Scientific International Inc.
                             Condensed Statement of Cash Flows
                                       (in millions)

                                                                         Year Ended
                                                                         December 31,
                                                                -------------------------------
                                                                         2001         2000
                                                                         ----         ----

Cash flows from operating activities:

     Net income                                                        $     16.4  $     22.7

     Depreciation and amortization                                           82.0        63.6

     Other adjustments to reconcile net income to cash
         provided by operating activities                                    51.2        30.8

     Changes in working capital and other assets and liabilities              9.0        (9.9)
                                                                       ----------  ----------
     Cash provided by operating activities                                  158.6       107.2
                                                                       ----------  ----------

Cash flows from investing activities

     Acquisitions, net of cash acquired                                    (371.2)      (23.1)

     Capital expenditures                                                   (40.1)      (29.4)

     Other investing activity                                                (8.3)       (4.6)
                                                                       ----------- ----------
         Cash used by investing activities                             $   (419.6) $    (57.1)
                                                                       ==========  ==========

Cash flows from financing activities:

     Proceeds from sale of common stock                                     289.9           -

     Changes in the accounts receivable securitization, net                     -       (21.7)

     Other financing activity                                               (19.9)      (11.1)
                                                                       ----------  ----------
     Cash provided by (used in) financing activities                        270.0       (32.8)
                                                                       ----------  ----------

Effect of exchange rate changes on cash                                       0.1        (1.6)

Net change in cash and cash equivalents                                       9.1        15.7

Cash and cash equivalents - beginning of period                              66.0        50.3
                                                                       ----------  ----------

Cash and cash equivalents - end of period                              $     75.1  $     66.0
                                                                       ==========  ==========



                                 SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FISHER SCIENTIFIC INTERNATIONAL INC.


                                        By:  /s/ Todd M. DuChene
                                             --------------------------------
                                             Name:  Todd M. DuChene
                                             Title: Vice President, General
                                                    Counsel and Secretary

Date:  February 5, 2002